UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 28, 2011

GUANGZHOU GLOBAL TELECOM, INC.
 (Exact name of registrant as specified in its charter)

Florida	333-130937	59-3565377
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Corporation Service Company
1201 Hays Street
Tallahassee, FL 32301
 (Address of principal executive officers)

(850) 521-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 28, 2011, Guangzhou Global Telecom, Inc. (the “Company”) entered into a settlement and amendment agreement (the “Settlement Agreement”) with Enable Growth Partners, LP, Enable Opportunity Partners, LP and Pierce Diversified Strategy Master Fund LLC (collectively, the “Holders”), to settle certain matters as follows:

•
Certain securities purchase agreement, dated July 31, 2007 and amended on November 3, 2008 by and among the Company and the Holders, pursuant to which the Holders purchased from the Company 8% Senior Convertible Debentures of the Company (the “Debentures”) having an original principal amount of $3,000,000 and warrants exercisable for shares of common stock of the Company (the “Warrants”). Such transaction was described in greater detail under current report on Form 8-K’s of the Company filed on August 1, 2007 and November 5, 2008, respectively, with the Securities and Exchange Commission including exhibits thereto;

•
Certain mutual release and settlement agreement, dated December 29, 2009 by and among the Company and the Holders, pursuant to which the Company agreed to pay to the Holders an aggregate amount of $1,300,000 in exchange for the cancellation of (i) the Debentures in the principal amount of $3,000,000, (ii) the Warrants to purchase a total of 156,097,534 shares of the Company’s common stock and (iii) 32,704,376 restricted shares of the Company (“Restricted Shares”). Such transaction was described in greater detail under current report on Form 8-K of the Company filed on January 4, 2010 with the Securities and Exchange Commission including exhibits thereto; and

•
Certain judgment dated April 29, 2011 in the amount of $1,415,306.16 in favor of the Holders and against the Company entered on August 5, 2011 in the Supreme Court of the State of New York (the “Judgment”).

The Settlement Agreement provides that the Company shall pay the Holders the sum of $50,000 upon execution of the Settlement Agreement and an additional sum of $105,000, including $5,000 for the Holders’ legal fees, within 20 business days of the execution of the Settlement Agreement. Following the payment of an aggregate of $155,000 by the Company, the Holders will surrender their respective Warrants and Restricted Shares to the Company and file a satisfaction of judgment with the Supreme Court of the State of New York.

Within 5 Business Days following effectiveness of the filing of the satisfaction of judgment, the Company shall issue to each Holder an amended and restated debenture (the “Amended and Restated Debentures”), including the following terms:

•	Amending the maturity date of the Debentures to November 28, 2014;
•
Amending the conversion price of the Debentures to be equal to the lesser of (i) $.10 or (ii) 90% of the average of the VWAPs for the 5 Trading Days immediately prior to the applicable Conversion Date;

•	Reducing the principal amount outstanding under the Debentures to be in the aggregate of $1,300,000;
•
Adding limits on the daily trading volume of the conversion shares to be no more than (i) 20% of the trading volume on that day, or (ii) 20% of the daily average trading volume over the prior 5 trading days, however, provided that, in either case, the minimum daily trading volume shall be no less than 500,000 shares, subject to adjustment for reverse and forward stock splits and the like; and

•
Adding terms of mandatory conversion in the event that the VWAP of the Company’s common stock is no less than $1.00 per share (subject to adjustment for reverse and forward stock splits and the like) for a period of ten (10) consecutive trading days.

Additionally, the Company agreed to become current in its reporting obligations under the Exchange Act of 1934 on or before December 31, 2011 and remain current thereafter. The Company also agreed to hire an investor relations firm with a term of engagement of not less than 12 months on or before the earlier of (i) December 15, 2011 or (ii) the 30th calendar date following the date the Company becomes current in its filing obligations under the Exchange Act of 1934. Further, the Company agreed to consummate a merger transaction with a new company on or before January 31, 2012.

The foregoing description of the Settlement Agreement contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete text of the Settlement Agreement attached hereto as Exhibit 10.1.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The information provided in response to Item 1.01 of this current report on Form 8-K is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

Number	Description

10.1	Settlement and Amendment Agreement by and among the Company and the Holders, dated November 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GUANGZHOU GLOBAL TELECOM, INC.

Date: December 1, 2011	By:	/s/ Yankuan Li
Yankuan Li
President and Chief Executive Officer